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                                                                    EXHIBIT 99.1

                                  Duncan Soukup
                          118 E. 25th Street, 8th Floor
                               New York, NY 10010

April 17, 2003

Mr. Stephen K. Onody
Chairman
Colorado MEDtech, Inc.
345 S. Francis Street, Unit F
PO Box 819
Longmont, CO 80512-0819

Dear Steve:

My intention when I joined the Board of Colorado MEDtech, Inc. ("CMED") was to work with you and CMED's Board to enhance value for all shareholders. At that time CMED's stock was trading at $2.25 per share. Now that the sale of CMED is pending to an affiliate of KRG Capital Partners, LLC for an estimated $4.50 to $5.00 per share in cash, an increase of at least 100% over the price when I joined the Board, I believe my job is done. Accordingly, I hereby resign as a Director of CMED effective immediately.

I wish everyone at CMED and CIVCO every success in their future endeavors.

Very truly yours,

/s/ Duncan Soukup

Duncan Soukup